EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Charles E. Zebula, Treasurer of AEP Texas Central Company (the "Servicer"), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of October 11, 2006 between AEP Texas Central Transition Funding II LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 30, 2011

/s/ Charles E. Zebula
Name:  Charles E. Zebula
Title: Treasurer and Senior Officer in Charge of the Servicing Function, AEP Texas Central Company, as Servicer